Exhibit 4.1
EXECUTION VERSION
FIRST AMENDMENT
TO
STOCKHOLDER AGREEMENT
This FIRST AMENDMENT TO STOCKHOLDER AGREEMENT (this “Amendment”) is made and entered into as of April 21, 2011, by and between Willbros Group, Inc., a Delaware corporation (the “Company”), and InfrastruX Holdings, LLC, a Delaware limited liability company (the “Investor” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, the Parties entered into a certain Stockholder Agreement dated as of March 11, 2010 (the “Stockholder Agreement”);
WHEREAS, the Parties desire to amend the Stockholder Agreement in certain respects; and
WHEREAS, the Stockholder Agreement may be amended pursuant to Section 11.15 thereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. Section 1 (“Definitions and Interpretations”) of the Stockholder Agreement is hereby amended by deleting the definitions of “Registration Period” and “Standstill Termination Date” and replacing them with the following definitions:
““Registration Period” means the period (i) beginning upon the filing of the Shelf Registration and (ii) ending three months after the later of (A) the date that the Investor Group ceases to be the Beneficial Owner of 10% or more of the outstanding Shares, excluding the Excluded Interests, and (B) the date that the Investor Group ceases to have the opportunity to receive additional Shares pursuant to the Merger Agreement that, along with the Shares then Beneficially Owned by the Investor Group, would equal 10% or more of the then-outstanding Shares, excluding the Excluded Interests.”
““Standstill Termination Date” means the date that is six months after the date on which the Investor is no longer entitled to designate at least one Person to the Board pursuant to Section 3.3.”
2. Section 3.3 (“Right to Appoint Investor Designees”) of the Stockholder Agreement is hereby amended and restated in its entirety as follows:
“3.3. Right to Appoint Investor Designees. Subject to Section 3.5:

(a) for so long as the Investor Group Beneficially Owns all of the Initial Shares, at the time of a meeting of the Board the agenda for which includes nominating a slate of directors for election to the Board, the Investor shall have the right to designate such number of Investor Designees for nomination by the Board that, together with the Investor Designees serving in a class or classes of directors whose terms are not expiring at the upcoming annual meeting of the Company, results in a total of two Investor Designees, and the Board shall nominate and recommend such Investor Designees for election as directors of the Company;
(b) following the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, for so long as the Investor Group Beneficially Owns a number of Shares equal to at least 15% of all Shares then-outstanding, excluding any issuance of any Shares to any former, current and future officers, directors and employees of the Company or its Affiliates on or after April 1, 2011 (any such Shares, the “Excluded Interests”), at the time of a meeting of the Board the agenda for which includes nominating a slate of directors for election to the Board, the Investor shall have the right to designate such number of Investor Designees for nomination by the Board that, together with the Investor Designees serving in a class or classes of directors whose terms are not expiring at the upcoming annual meeting of the Company, results in a total of two Investor Designees, and the Board shall nominate and recommend such Investor Designees for election as directors of the Company; and
(c) following the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, for so long as the Investor Group Beneficially Owns a number of Shares equal to at least 10% of all Shares then-outstanding, excluding the Excluded Interests, but less than 15% of all Shares then-outstanding, excluding the Excluded Interests, at the time of a meeting of the Board the agenda for which includes nominating a slate of directors for election to the Board, the Investor shall have the right to designate such number, if any, of Investor Designees for nomination by the Board that, together with the Investor Designees serving in a class or classes of directors whose terms are not expiring at the upcoming annual meeting of the Company, results in a total of one Investor Designee, and the Board shall nominate and recommend such Investor Designee for election as a director of the Company.
In every case: (i) each of the Investor Designees being nominated must be an Independent Director, (ii) each of the Investor Designees being nominated must be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board, and (iii) the Company will use its reasonable best efforts to cause the election of all Investor Designees being so nominated as directors of the Company.”
3. Section 3.4 (“Resignation of Investor Designees”) of the Stockholder Agreement is hereby amended and restated in its entirety as follows:
“3.4. Resignation of Investor Designees. Subject to Section 3.5:
(a) following the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, if at any time the Investor Group does not Beneficially Own a number of Shares equal to at least 15% of all Shares then-outstanding, excluding the Excluded Interests, then one Investor Designee, which Investor Designee shall be determined by the Investor in its sole discretion, shall immediately resign from the Board so that one Investor Designee shall remain; and

(b) following the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, if at any time the Investor Group does not Beneficially Own a number of Shares equal to at least 10% of all Shares then-outstanding, excluding the Excluded Interests, then all of the remaining Investor Designees shall immediately resign from the Board.
In the event of an Investor Designee resignation pursuant to this Section 3.4, the Company shall reduce the size of the Board to the number of directors in office immediately following such resignation. In the event that an Investor Designee fails to deliver his or her prompt resignation as required pursuant to this Section 3.4, the parties hereto shall take all necessary action permitted by Applicable Law to cause such Investor Designee to be removed from the Board, including seeking equitable relief such as an injunction. For purposes of clarity, when and if the number of Investor Designees is reduced pursuant to this Section 3.4, such reduction shall not be permanent and the number of Investor Designees and the size of the Board may thereafter be increased if the Investor Group becomes entitled to appoint additional Investor Designees pursuant to Section 3.3.”
4. (a) Without limiting any obligations of the Company in the Stockholder Agreement as amended by this Amendment, the Company agrees that the Board shall:
(i) nominate and recommend Daniel E. Lonergan for election as a Class III director of the Company at the 2011 annual meeting of the stockholders of the Company, to hold office until not earlier than the 2014 annual meeting of the stockholders of the Company; and
(ii) appoint Michael C. Lebens as a Class I director of the Company to fill the vacancy caused by the resignation of Daniel E. Lonergan as a Class I director of the Company, to hold office until not earlier than the 2012 annual meeting of the stockholders of the Company, with such appointment effective upon Mr. Lonergan’s election as a Class III director of the Company.
Based on information provided as of the date of this Amendment, the Board has determined that each of Daniel E. Lonergan and Michael C. Lebens qualifies as an Independent Director (as defined in the Stockholder Agreement).
(b) The Parties agree that if Daniel E. Lonergan is not elected as a Class III director of the Company at the 2011 annual meeting of the stockholders of the Company or otherwise appointed prior to May 24, 2011 to serve as a Class III director of the Company, (i) Mr. Lonergan shall continue as a Class I director of the Company, (ii) the Investor shall cause Alan B. Levande to resign as a Class III director of the Company, and (iii) the Company shall immediately thereafter appoint Michael C. Lebens to fill the vacancy in the Board created by such resignation.

5. The Parties agree and acknowledge that the provisions of Section 11 (Miscellaneous) of the Stockholder Agreement shall apply to this Amendment.
6. Except as expressly amended by the terms of this Amendment, the Stockholder Agreement shall remain in full force and effect in accordance with its terms.
7. This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

WILLBROS GROUP, INC.
By:	/s/ Robert R. Harl
Name:	Robert R. Harl
Title:	Chief Executive Officer

INFRASTRUX HOLDINGS, LLC
By:	/s/ Daniel E. Lonergan
Name:	Daniel E. Lonergan
Title:	Vice President